EXHIBIT 99

        Internet Address:  http://www.rdgbat.com


  FOR IMMEDIATE RELEASE                        Contact:  Mr. Charles R. Ofner
                                                              Reading & Bates
                                                               (713) 496-5000

                                                                  Teresa Wong
                                                                       Conoco
                                                               (713) 293-1066

            Reading & Bates and Conoco to Build DP Class 3 Drillship

  October  31 1996,         Houston, Texas.....Reading  & Bates  and  Conoco
  announced today the formation of a 50/50 venture to execute a $400 million, five-year drilling program in the ultra deepwater Gulf of Mexico. The new company will carry out the program for Conoco.

     To meet the challenges of drilling in ultra deepwater, the new company has commissioned construction of a $200 million, world-class, dynamically positioned drillship capable of drilling at water depths up to 10,000 feet. The vessel will carry the most stringent American Bureau of Shipping requirement for dynamically positioning systems, DPS-3. To date, no other drillship has been designed for an operating condition this extreme to provide for such stringent layers of safety systems, redundancy and reliability.

     Samsung Heavy Industries of Korea has been awarded the contract to construct the vessel. Delivery is expected in 1998.

     The drilling program centers on 60 high potential blocks recently acquired by Conoco for exploration in the Gulf of Mexico. Water depths range from 2,000 to 9,000 feet. Thirty- three blocks were acquired during the April bid round, and the remaining 27 in September.

     "Having a drillship solely dedicated to Conoco's Gulf of Mexico operations fits our strategy to resume a leadership role in exploring the deepwaters of the region," said Conoco President and CEO Archie W. Dunham. "This drillship, the venture with Reading & Bates and our previous experience in deepwater exploration and production give us the tools and expertise necessary to fully explore these blocks," he added.

     Conoco and Reading & Bates complement one another, combining expertise in marine and deepwater drilling operations, rig design and project management and construction supervision. Conoco's marine department will assist in the design of the vessel and help oversee construction, and Reading & Bates will provide drilling services to the new venture.

     Paul B. Loyd, Jr., Reading & Bates Chairman, President and CEO, stated, "We are very pleased to enter into this significant agreement with Conoco which will result in the construction and long-term deployment of a new generation deepwater drilling vessel. Conoco has been one of our most valued clients since the 1950s, and it is particularly satisfying to enter into this innovative project as partners, thus enhancing value for both companies' shareholders."


     The 721-foot long, double-hulled drillship has the additional flexibility to perform extended well test (EWT) and includes crude oil storage and offloading capacity, provision for simultaneous drilling and testing and eventual conversion to a floating production storage and offloading (FPSO) vessel. The key to its deepwater performance is the dynamic positioning system in which a specialized combination of seabed and satellite positioning systems provide signals to computers that control six high-powered thrusters capable of positioning the ship exactly on target.

     The vessel configuration and dynamic positioning thrusters also provide efficient propulsion for high transit speed, giving the drillship excellent utility for deployment between drilling theaters worldwide, avoiding the considerable cost of tow and support vessels.

     Conoco,   the  energy   subsidiary   of  DuPont,   is   an  integrated,
  international energy company employing some 16,000 people in more than 30 countries.

     Reading & Bates is a New York Stock Exchange listed company, providing offshore drilling services throughout the world. Its wholly owned subsidiary, Reading & Bates Development Co., provides technical, construction and project management services and subsea and floating production systems to the upstream offshore oil and gas industry worldwide.

                                     # # #